UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☒                 Filed by a party other than the registrant ☐

Check the appropriate box:

☐    Preliminary proxy statement

☐    Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐    Definitive proxy statement.

☒    Definitive additional materials.

☐    Soliciting material pursuant to Section 240.14a-12

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒    No fee required.

☐    Fee paid previously with preliminary materials.

☐   Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

ARGO Employee Letter

From: Tom Bradley

To: Employees

Subject Line: Update on Argo Group Annual General Meeting

October 31, 2022

Dear Colleagues,

I wanted to provide an update on our upcoming 2022 Annual General Meeting of Shareholders, scheduled for December 15. As you know, an Argo shareholder, Capital Returns, is attempting to elect two of its own nominees to the Company’s Board of Directors in opposition of our nominees.

Today, we filed our definitive proxy statement with the U.S. Securities and Exchange Commission and issued a press release that includes a letter to shareholders. This is the first of what will likely be several mailings from the Company. As we approach the Annual General Meeting, Argo will be directly soliciting votes from our shareholders, asking them to vote on our BLUE proxy card “FOR” all of Argo’s highly qualified director nominees.

A number of Argo’s employees are also shareholders, so in addition to internal updates from myself, those of you that are shareholders will be receiving communications from Argo and may also receive communications from Capital Returns.

While this might be a lot of information to process, we are committed to keeping you informed about the proxy contest. I have included an FAQ and Glossary of Terms attached to better familiarize everyone with the ongoing process.

As I have mentioned to you previously, we have made great progress on our strategy over the last few years. Through challenging circumstances, you have kept your heads down and delivered tremendous service for our customers. I am immensely proud of what you have been able to accomplish.

Thank you for your continued support. Let’s keep up the great work!

Sincerely,

Tom Bradley

Chief Executive Officer and Chairman of the Board at Argo Group